Exhibit 99.1

Material Sciences Corporation Sells Idled Middletown, Ohio Facility and Assets to NCI Group

ELK GROVE VILLAGE, Ill., June 24, 2010 —Material Sciences Corporation (OTC Bulletin Board: MASC.OB), a leading provider of material-based solutions for acoustical and coated metal applications, today completed the sale of its Middletown, Ohio plant and coil coating equipment to NCI Group of Houston, Texas, for $4.9 million in cash. MSC idled operations at the Middletown plant about six years ago.

“We continue to sell non-core assets as part of our long-term growth strategy and received an attractive offer from NCI,” said Clifford D. Nastas, chief executive officer. “Our management team and board of directors are working together to determine the best use for our cash, and reinvestment in growth platforms continues to be a priority.”

This is the second asset sale to date in 2010. In April, the company sold certain coil coating assets located in one of its Elk Grove Village, Illinois plants for $10.0 million in cash. Prior to these transactions, Material Sciences ended its fiscal year on February 28, 2010, with $12.9 million in cash and no long-term debt.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated metal applications. Material Sciences uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. The company’s stock is traded on the OTC Bulletin Board under the symbol MASC.OB.

Additional information about Material Sciences is available at www.matsci.com.